EXHIBIT 99.1

  Financial Corporation

AAMES FINANCIAL CORPORATION
Declared Quarterly Cash Dividend on Series B, Series C and Series D Convertible Preferred Stock

        Los Angeles, California, August 30, 2004 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a 50 year old national subprime mortgage lender, declared a cash dividend on its Series B convertible preferred stock, Series C convertible preferred stock, and Series D convertible preferred stock for the quarter ending September 30, 2004. The Company will pay this quarterly dividend, approximately $2.9 million, on September 30, 2004 to stockholders of record on September 15, 2004.

        The quarterly cash dividend is calculated based upon the dividend rate on the stated value of the shares accrued from July 1, 2004 through September 30, 2004. In connection with this cash dividend, the holders of Series B Convertible Preferred Stock will receive $0.016 per share, holders of Series C Convertible Preferred Stock will receive $0.081 per share and holders of Series D Convertible Preferred Stock will receive $0.014 per share. All fractional payment amounts will be rounded up to the nearest cent for each shareholder.

        At June 30, 2004, Aames Financial Corporation operated 99 retail branches, including the National Loan Centers, and five regional broker operations centers throughout the United States.

        For more information, contact either Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer, in the Company’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

        Additional information may also be obtained by visiting www.aames.net, the Company’s website.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the Company’ by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.